Exhibit 99.3

Rocket Pharmaceuticals to Acquire Renovacor,
Extending Leadership in AAV-based Cardiac Gene Therapy

•      Acquisition further strengthens Rocket’s leadership in AAV-based cardiac gene therapy and expands Company’s near-term clinical assets for the treatment of heart conditions

•      Significant unmet medical need in BAG3-associated dilated cardiomyopathy, with meaningful commercial opportunity, comparable to Danon Disease

•      Creates strong synergies by combining key assets, personnel, capabilities and IP, as well as access to world-leading scientific and clinical collaborators, expected to deliver long-term value for Rocket and Renovacor shareholders

•      We believe compelling preclinical data generated by Renovacor validates mechanism of action of AAV-based transgene replacement strategy for BAG-3 dilated cardiomyopathy

•      Expected to add approximately $38M in projected cash at closing; combined with recent $26M ATM sale, extends cash runway into 2Q’24

•      Webcast to be held at 8:00 a.m. E.T. today, Sept. 20

CRANBURY, N.J. & CAMBRIDGE, Mass.  - (September 20, 2022) -  Rocket Pharmaceuticals, Inc. (NASDAQ: RCKT), a leading late-stage, clinical biotechnology company advancing an integrated and sustainable pipeline of genetic therapies for rare childhood disorders with high unmet need, and Renovacor, Inc. (NYSE: RCOR), a biotechnology company focused on delivering innovative precision therapies to improve the lives of patients and families battling genetically-driven cardiovascular and mechanistically-related diseases, today announced  a definitive agreement under which Rocket will acquire Renovacor in an all-stock transaction for an implied value of approximately $2.60 per share, based on the volume weighted average trading price of Rocket shares of $15.51 for the 30 trading days through and including Monday, September 19, 2022. The boards of directors of both companies have unanimously approved the transaction, which is currently expected to close by the first quarter of 2023.

“The acquisition of Renovacor aligns with our strategy to expand our leadership position in AAV-based gene therapy for cardiac disease and gives us a perfect opportunity to continue on our mission to transform the lives of heart failure patients through the power of gene therapy,” said Gaurav Shah, M.D., Chief Executive Officer of Rocket. “Building on our success in Danon Disease to date, I am particularly excited to expand our cardiology focus and capabilities and address a clear unmet medical need in BAG3-associated dilated cardiomyopathy. By combining Renovacor’s compelling preclinical work with our joint clinical, regulatory and CMC expertise, we believe we will be well-positioned to bring the highest impact gene therapy with the best chance for success to these patients in the most productive and efficient manner possible.”

Dr. Shah continued, “Given the positive pediatric safety data previously announced from our Phase 1 RP-A501 Danon Disease program, and the upcoming pediatric efficacy data and longer-term adult cohort data we anticipate presenting at the Heart Failure Society of America (HFSA) Scientific Meeting at the end of this month, this strategic acquisition gives us what we believe is the broadest platform in the field to address these devastating rare cardiac diseases. Furthermore, the acquisition will bring to Rocket key personnel, namely a team of leading cardiology drug development experts, critical capabilities, and valuable IP to support continued development of the BAG3 as well as other potential cardiac programs, including a gene therapy research collaboration for arrhythmogenic cardiomyopathy.”

Renovacor’s most advanced program, REN-001, is an AAV-based gene therapy targeting BAG3-associated dilated cardiomyopathy (DCM), a severe form of heart failure. BAG3-DCM represents a significant unmet medical need in a patient population with rapidly progressive cardiac dysfunction in whom no treatments targeting the underlying mechanism of disease exist. Renovacor has deep technical expertise in the development of precision therapies that address genetically driven cardiac diseases. Further, Renovacor is supported by world-class scientific collaborators, a robust intellectual property portfolio and personnel with expertise in BAG3-DCM. These assets and capabilities, all together, represent tremendous value and will enhance Rocket’s leading position in cardiac AAV-based gene therapy.

“Renovacor has made tremendous progress in advancing targeted gene therapies to address the high unmet medical needs of patients living with genetically driven forms of heart disease”, said Magdalene Cook, MD, Chief Executive Officer of Renovacor. “Our experienced team is excited to join Rocket in a shared vision of broadening patient access to precision medicines for cardiovascular disease and addressing common barriers jointly. We look forward to combining the considerable resources and expertise of Renovacor and Rocket in creating a category leader in the precision cardiology field. As a result of this combination, we will be suspending current guidance regarding preclinical and clinical timelines for our programs as we evaluate these items with the Rocket team.”

Transaction Details

Under the terms of the definitive agreement, Renovacor shareholders will receive approximately 0.1676 shares of Rocket in exchange for each of their shares in Renovacor (subject to adjustment as described below) and are expected to own approximately 4.6% percent of Rocket equity on a fully diluted basis immediately following the closing of the transaction. The exchange ratio implies an equity deal value of approximately $53 million based on fully diluted shares outstanding and the acceleration and vesting of all earnout shares, or $2.60 per share of Renovacor, based on the volume weighted average trading price of Rocket shares of $15.51 for the 30 trading days through and including Monday, September 19, 2022. The exchange ratio is subject to adjustment based on Renovacor net cash at closing.

It is currently anticipated that the transaction will close by the first quarter of 2023, subject to approval by Renovacor and Rocket shareholders, receipt of any required customary regulatory approvals and the satisfaction of other customary closing conditions. RTW Investments, LP, a significant shareholder of both Rocket and Renovacor, has entered into a voting agreement with Renovacor, pursuant to which they have agreed, among other things, and subject to the terms and conditions of the agreement, to vote in favor of the Renovacor acquisition as a Rocket stockholder.

SVB Securities is serving as exclusive financial advisor and Goodwin Procter LLP is serving as legal counsel to Rocket. Wells Fargo Securities is serving as exclusive financial advisor and Troutman Pepper Hamilton Sanders LLP is serving as legal counsel to Renovacor.

Investor Webcast Information

Rocket management will discuss the transaction via webcast today, Sept. 20, 2022, at 8:00 a.m. ET. To access the webcast, please register online at: https://ir.rocketpharma.com/events-presentations. Participants are requested to register a minimum of 15 minutes before the start of the call. The webcast replay will be available on the Rocket website upon completion of the event.

About Rocket Pharmaceuticals, Inc.

Rocket Pharmaceuticals, Inc. (NASDAQ: RCKT) is advancing an integrated and sustainable pipeline of genetic therapies that correct the root cause of complex and rare childhood disorders. The Company’s platform-agnostic approach enables it to design the best therapy for each indication, creating potentially transformative options for patients afflicted with rare genetic diseases. Rocket's clinical programs using lentiviral vector (LVV)-based gene therapy are for the treatment of Fanconi Anemia (FA), a difficult to treat genetic disease that leads to bone marrow failure and potentially cancer, Leukocyte Adhesion Deficiency-I (LAD-I), a severe pediatric genetic disorder that causes recurrent and life-threatening infections which are frequently fatal, and Pyruvate Kinase Deficiency (PKD), a rare, monogenic red blood cell disorder resulting in increased red cell destruction and mild to life-threatening anemia. Rocket’s first clinical program using adeno-associated virus (AAV)-based gene therapy is for Danon Disease, a devastating, pediatric heart failure condition. For more information about Rocket, please visit www.rocketpharma.com.

About Renovacor

Renovacor is a biotechnology company focused on delivering innovative precision therapies to improve the lives of patients and families battling genetically-driven cardiovascular and mechanistically-related diseases. The company’s lead program in BAG3-associated dilated cardiomyopathy (DCM) uses gene transfer technology to address the monogenic cause of this severe form of heart failure. Renovacor’s vision is to bring life-changing therapies to patients living with serious genetic cardiovascular and related diseases, by developing medicines that target the underlying cause of disease and provide a transformative benefit and significant improvement to quality of life.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this communication that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding the anticipated closing of and synergies related to the transaction, expectations concerning market position, future operations and other ﬁnancial and operating information.

These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: uncertainties as to the timing of the consummation of the proposed transaction and the ability of the parties to consummate the proposed transaction; the satisfaction of the conditions precedent to consummation of the proposed transaction, including the approval of Renovacor’s and Rocket’s stockholders; any litigation related to the proposed transaction; disruption of Renovacor’s or Rocket’s current plans and operations as a result of the proposed transaction; the ability of Renovacor or Rocket to retain and hire key personnel; competitive responses to the proposed transaction; unexpected costs, charges or expenses resulting from the proposed transaction; the ability of Rocket to successfully integrate Renovacor’s operations  and technology; diversion of managements’ attention from ongoing business operations and opportunities; the ability of Rocket to implement its plans, forecasts and other expectations with respect to Renovacor’s business after the completion of the transaction and realize additional opportunities for growth and innovation; the ability of Rocket to realize the anticipated synergies from the proposed transaction in the anticipated amounts or within the anticipated timeframes or costs expectations or at all; the ability to maintain relationships with Rocket’s and Renovacor’s respective employees, customers, other business partners and governmental authorities; competition; the impact of the COVID-19 pandemic on Renovacor’s and Rocket’s businesses, supply chain and labor force; risks related to the potential impact of general economic, political and market factors on the companies or the proposed transaction, including as a result of inflationary pressures; the interest from patients and families for participation in each of Rocket’s ongoing trials, expectations regarding the delays and impact of COVID-19 on clinical sites, patient enrollment, trial timelines and data readouts, our expectations regarding our drug supply for our ongoing and anticipated trials, actions of regulatory agencies, which may affect the initiation, timing and progress of pre-clinical studies and clinical trials of its product candidates; the risk that the results of preclinical studies and clinical trials may not be predictive of future results in connection with future studies or trials; and the risks and uncertainties described in the “Risk Factors” section of Renovacor’s and Rocket’s respective annual and quarterly and reports filed the Securities Exchange Commission. These filings identify and address important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and neither Renovacor nor Rocket assumes any obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Renovacor nor Rocket gives any assurance that it will achieve its expectations.

Important Additional Information Regarding the Transaction Will Be Filed With the SEC

In connection with the proposed transaction between Renovacor and Rocket, Renovacor and Rocket will file relevant materials with the SEC, including a Rocket registration statement on Form S-4 that will include a joint proxy statement of Renovacor and Rocket and will also constitute a prospectus of Rocket, and a definitive proxy statement will be mailed to stockholders of Renovacor and Rocket, respectively. INVESTORS AND SECURITY HOLDERS OF RENOVACOR AND ROCKET ARE URGED TO READ THE PROSPECTUS/JOINT PROXY STATEMENT THAT WILL BE INCLUDED IN THE REGISTRATION STATEMENT ON FORM S-4, AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROSPECTUS/JOINT PROXY STATEMENT (IF ANY) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION, THE PARTIES TO THE PROPOSED TRANSACTION AND THE RISKS ASSOCIATED WITH THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain, without charge, a copy of the registration statement, the prospectus/joint proxy statement and other relevant documents filed with the SEC (when available) from the SEC’s website at http://www.sec.gov. Copies of the documents filed with the SEC by Renovacor will be available free of charge on Renovacor’s internet website at www.renovacor.com under the tab “Investor & Media - Financials” or by contacting Renovacor’s Investor Relations Department at investors@renovacor.com. Copies of the documents filed with the SEC by Rocket will be available free of charge on Rocket’s internet website at www.rocketpharma.com under the tab “Investors – SEC Filings”.

Participants in the Solicitation

Renovacor, Rocket and certain of their directors, executive officers and other members of management may be deemed to be participants in the solicitation of proxies with respect to the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of Renovacor or Rocket in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the prospectus/joint proxy statement when it is filed with the SEC. Information regarding Renovacor’s directors and executive officers is contained in Renovacor’s definitive proxy statement, which was filed with the SEC on April 14, 2022, and Renovacor’s Current Reports on Form 8-K, filed with the SEC on March 28, 2022 and June 3, 2022 (as amended on June 24, 2022). Information regarding Rocket’s directors and executive officers is contained in Rocket’s definitive proxy statement, which was filed with the SEC on April 29, 2022. Security holders and investors may obtain additional information regarding the interests of such persons, which may be different than those of Renovacor’s or Rocket’s security holders generally, by reading the prospectus/joint proxy statement and other relevant documents regarding the transaction, which will be filed with the SEC. You may obtain these documents (when they become available) free of charge through the website maintained by the SEC at http://www.sec.gov and from the Investor Relations websites of Rocket or Renovacor as described above.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. This communication does not constitute a prospectus or prospectus equivalent document. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. In connection with the proposed transaction, Rocket will file a registration statement on Form S-4 that will include a joint proxy statement of Renovacor and Rocket and will also constitute a prospectus of Rocket. INVESTORS AND SECURITY HOLDERS OF RENOVACOR AND ROCKET ARE URGED TO READ THE PROSPECTUS/JOINT PROXY STATEMENT AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Contacts

Rocket
Media
Kevin Giordano
Director, Corporate Communications
kgiordano@rocketpharma.com

Investors
Jessie Yeung, M.B.A.
Vice President, Investor Relations and Corporate Finance
investors@rocketpharma.com

Renovacor

Investors
Brooks Rahmer
Renovacor, Inc.
610-424-2627
ir@renovacor.com